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                                                             Exhibit No. 99.6


                           [Goldman Sachs Letterhead]


PERSONAL AND CONFIDENTIAL

December 21, 2001



Board of Directors
COR Therapeutics, Inc.
256 East Grand Avenue
South San Francisco, California   94080

Re: Initially Filed Registration Statement on Form S-4 of Millennium Pharmaceuticals, Inc. relating to the Millenium Common Stock
     (as defined below) being registered in connection with the transaction described below

Ladies and Gentlemen:

Reference is made to our opinion letter dated December 5, 2001 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.0001 per share (the "Shares"), of COR Therapeutics, Inc. (the "Company") of the exchange ratio of 0.9873 shares of Common Stock, par value $0.001 per share (the "Millennium Common Stock"), of Millennium Pharmaceuticals, Inc. ("Millennium") to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of December 5, 2001, among Millennium, PGM Corporation, a wholly-owned subsidiary of Millennium, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement and has asked for our consent.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary--Opinion of COR's Financial Advisor ", "THE MERGER--Background of the Merger" and "Opinion of COR's Financial Advisor--Goldman, Sachs & Co." and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent

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Board of Directors
COR Therapeutics, Inc.
December 21, 2001
Page Two

amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



/s/ Goldman, Sachs & Co.
------------------------
(Goldman, Sachs & Co.)